Exhibit 10.1

UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF COLUMBIA

)
UNITED STATES OF AMERICA,	)
)
Plaintiff,	)	CASE NO. 12 - CV - 1598
)
v.	)	JUDGE: Richard J. Leon
)
STANDARD PARKING CORPORATION,	)	FILED:
KCPC HOLDINGS, INC., and	)
CENTRAL PARKING CORPORATION,	)
)
)
Defendants.	)
)
)

ASSET PRESERVATION STIPULATION AND ORDER

It is hereby stipulated and agreed by and between the undersigned parties, subject to approval and entry by the Court, that:

I. DEFINITIONS

As used in this Asset Preservation Stipulation and Order (“Stipulation and Order”):

A.                      “Acquirer” or “Acquirers” mean the entity or entities to whom the Defendants divest the Parking Facilities, or who succeed to the Defendants’ interests in any Parking Facility Agreement that is transferred pursuant to the proposed Final Judgment.

B.                      “Standard” means Defendant Standard Parking Corporation, a Delaware corporation, with its headquarters in Chicago, Illinois, and includes its successors and assigns, and its subsidiaries, divisions, groups, affiliates, partnerships, joint ventures, directors, officers, managers, agents, and employees.

C.                      “Central” means Defendant KCPC Holdings, Inc., a Delaware corporation, with its headquarters in Mt. Kisco, New York, together with its wholly owned subsidiary, Defendant Central Parking Corporation, a Tennessee corporation with its headquarters in Nashville, Tennessee, and includes their successors and assigns, and their subsidiaries, divisions, groups, affiliates, partnerships, joint ventures, directors, officers, managers, agents, and employees.

D.                      “Parking Facility Agreements” means all agreements, whether leases, management agreements or otherwise, related to the operation or management of off-street parking facilities as listed in Schedule A attached to the proposed Final Judgment, between or among the Defendants and the owners or agents of the owners of the properties listed in Schedule A.

E.                       “Parking Facilities” means all Defendants’ interests in the properties listed in Schedule A of the proposed Final Judgment, including the Parking Facility Agreements for those properties, and all tangible and intangible assets used by Defendants primarily in connection with those properties, including, but not limited to: employment, customer or other contracts; equipment and other property; the customer lists, business accounts and records, and market research data for the individual Parking Facilities; manuals and instructions provided to employees; and other physical assets, associated with the properties; but not assets, such as centralized systems software, that are located outside the Parking Facilities and do not relate primarily to the properties listed on Schedule A.

F.                        “Transaction” means the merger and acquisition contemplated by the Agreement and Plan of Merger dated as of February 28, 2012, by and among KCPC Holdings, Inc., Standard Parking Corporation, Hermitage Merger Sub, Inc. and the Stockholders’ Representative.

II. OBJECTIVES

The proposed Final Judgment filed in this case is meant to ensure Defendants’ prompt divestiture of the Parking Facilities for the purpose of maintaining competition in the sale of off-street parking services in the geographic markets specified in the Complaint, in order to remedy the effects that the United States alleges would otherwise result from Standard’s acquisition of Central. This Asset Preservation Stipulation and Order ensures that until the divestitures required by the proposed Final Judgment have been accomplished, the Parking Facilities remain as economically viable, competitive, and ongoing providers of off-street parking services; that Defendants will preserve and maintain the Parking Facilities; and that the Parking Facilities will be able to be used effectively by an Acquirer to compete in the provision of off-street parking services.

III. JURISDICTION AND VENUE

The Court has jurisdiction over the subject matter of this action and over each of the parties hereto. Defendants waive service of summons on the Complaint, and agree that venue of this action is proper in the United States District Court for the District of Columbia.

IV. COMPLIANCE WITH AND ENTRY OF
THE PROPOSED FINAL JUDGMENT

A.                      The parties stipulate that a Final Judgment in the form attached as Exhibit A may be filed with and entered by the Court upon the motion of any party or upon the Court’s own motion, at any time after compliance with the requirements of the Antitrust Procedures and Penalties Act (APPA), 15 U.S.C. § 16, and without further notice to any party or other proceedings, provided that the United States has not withdrawn its consent, which it may do at any time before the entry of the proposed Final Judgment by serving notice thereof on the Defendants and by filing that notice with the Court. Defendants agree to arrange, at their expense, publication as quickly as possible of the newspaper notice required by the APPA, which shall be drafted by the United States in its sole discretion. The publication shall be arranged no later than three business days after Defendants’ receipt from the United States of the text of the notice and the identity of the newspaper within which the publication shall be made. Defendants shall promptly send to the United States (1) confirmation that publication of the newspaper notice has been arranged, and (2) the certification of the publication prepared by the newspaper within which the notice was published.

B.                          Defendants shall abide by and comply with the provisions of the proposed Final Judgment pending entry of the Final Judgment by the Court, or until expiration of time for all appeals of any Court ruling declining entry of the proposed Final Judgment, and shall, from the date of the signing of this Stipulation by the parties, comply with all of the terms and provisions of the proposed Final Judgment as though the same were in full force and effect as an order of the Court.

C.                               Defendants shall not consummate the transaction sought to be enjoined by the Complaint herein before the Court has signed this Stipulation and Order.

D.                               This Asset Preservation Stipulation and Order shall apply with equal force and effect to any amended proposed Final Judgment agreed upon in writing by the parties and submitted to the Court.

E.                                In the event (1) the United States has withdrawn its consent, as provided in Paragraph IV.A above, or (2) the proposed Final Judgment is not entered pursuant to this Stipulation and Order, the time has expired for all appeals of any Court ruling declining entry of the proposed Final Judgment, and the Court has not otherwise ordered continued compliance with the terms and provisions of the proposed Final Judgment, then the parties are released from all further obligations under this Asset Preservation Stipulation and Order, and the making of this Asset Preservation Stipulation and Order shall be without prejudice to any party in this or any other proceeding.

F.                                 Defendants represent that the divestitures ordered in the proposed Final Judgment can and will be made expeditiously, and that Defendants will later raise no claim of mistake, hardship or difficulty of compliance as grounds for asking the Court to modify any of the provisions contained therein.

V. PRESERVATION OF THE DIVESTITURE ASSETS

Until the divestitures required by the proposed Final Judgment have been accomplished:

A.                               Defendants shall preserve, maintain, and continue to operate the Parking Facilities as ongoing, economically viable, and competitive providers of off-street parking services. Defendants shall take all steps necessary to preserve and maintain the value and goodwill of the Parking Facilities. Within thirty calendar days after the entry of the Asset Preservation Stipulation and Order, Defendants will inform the United States of the steps Defendants have taken to comply with this Asset Preservation Stipulation and Order.

B.                               Defendants shall provide sufficient working capital and lines and sources of credit to continue to maintain the Parking Facilities as economically viable, competitive, and ongoing providers of off-street parking services.

C.                               Defendants shall not, except as part of a divestiture approved by the United States in accordance with the proposed Final Judgment, remove, sell, lease, assign, transfer, destroy, pledge, or otherwise dispose of any of the Parking Facilities.

D.                               Defendants’ employees whose operation, development, or sales duties are primarily related to the Parking Facilities shall not be terminated except for cause, or reassigned to other areas within the company, except for transfer bids initiated by employees pursuant to Defendants’ regular, established job posting policy. Defendants shall provide the United States with ten calendar days’ notice of such transfer.

E.                                          Defendants shall use all reasonable efforts to maintain the sales and revenues of the Parking Facilities, and shall maintain at actual 2012 levels or previously approved levels for 2013, whichever are higher, all operational, promotional, advertising, sales, technical, customer-service, and marketing support for the Parking Facilities.

F.                                           Defendants shall provide such support services for the Parking Facilities as the Parking Facilities require to operate as economically viable, competitive, and ongoing providers of off-street parking services. These support services may include federal, state and local municipal regulatory compliance; human resources; legal; finance; software and computer operations support; and such other services as are required to operate the Parking Facilities.

G.                                         Defendants shall preserve the existing relationships with each off-street parking services customer, with the owners of the underlying properties and agents of those owners, and with others having business relations with any of the Parking Facilities, in accordance with current practice.

H.                                        Defendants shall maintain, in accordance with sound accounting principles, accurate and complete financial ledgers, books and records that report on a periodic basis, such as the last business day of every month, consistent with past practices, the assets, liabilities, expenses, revenues, and income attributable to the Parking Facilities.

I.                                             Defendants shall take no action that would jeopardize, delay, or impede the sale of the Parking Facilities to an Acquirer acceptable to the United States in its sole discretion.

J.                                        Subject to the approval of the United States, Defendants shall each appoint at their expense a person or persons who will be responsible for monitoring the Parking Facilities and ensuring Defendants’ compliance with the proposed Final Judgment and this Stipulation. In the event such persons are unable to perform their duties, Defendants shall appoint, subject to the approval of the United States, replacements within ten working days. Should Defendants fail to appoint replacements acceptable to the United States within this time period, the United States shall appoint replacements to serve at Defendants’ expense.

K.                                   Defendants shall take no action that would interfere with the ability of any trustee appointed pursuant to the proposed Final Judgment to complete the divestitures pursuant to the proposed Final Judgment to an Acquirer acceptable to the United States.

L.                                     Defendants’ obligations under this Section V are qualified to the limited extent provided for under Paragraph IV.K of the proposed Final Judgment, permitting Defendants under specified circumstances to accomplish divestitures of the Parking Facilities by terminating Parking Facility Agreements, or by allowing those Agreements to expire.

VI. DURATION OF
ASSET PRESERVATION OBLIGATIONS

Defendants’ obligations under Section V of this Asset Preservation Stipulation and Order shall remain in effect until (1) consummation of the divestitures required by the proposed Final Judgment, or (2) further order of the Court. If the United States voluntarily dismisses the Complaint in this matter, Defendants are released from all further obligations under the Stipulation and Order.

Dated:

Respectfully submitted,	FOR DEFENDANT STANDARD
PARKING CORPORATION
FOR PLAINTIFF
UNITED STATES OF AMERICA

/s/ James J. Calder
/s/ Carl Willner	James J. Calder (applied for pro hac vice admission)
Carl Willner (D.C. Bar No. 412841)	Katten Muchin Rosenman LLP
United States Department of Justice	575 Madison Avenue
Antitrust Division	New York, NY 10022-2585
Telecommunications and Media	Tel. (212)-940-6460
Enforcement Section
450 Fifth Street, NW, Suite 7000
Washington, DC 20530	/s/ Claudia Callaway
Tel: (202)-514-5813	Claudia Callaway (D.C. Bar No. 442237)
Kattin Muchin Rosenman LLP
2900 K Street, N.W.
Suite 200
Washington, D.C. 20007-5118
Tel: (212) 625-3590

FOR DEFENDANTS
KCPC HOLDINGS, INC. AND
CENTRAL PARKING CORPORATION

/s/ Leon B. Greenfield
Leon B. Greenfield (D.C. Bar No. 440795)
Wilmer Cutler Pickering Hale and Dorr LLP
1875 Pennsylvania Avenue, NW
Washington, DC 20006
Tel: (202)-663-6972

ORDER

IT IS SO ORDERED by the Court, this 1st day of October, 2012.

/s/ Richard J. Leon
United States District Judge